                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("this Agreement") is made and entered into effective as of the fifteenth day of August, 1994, by and between Altair International Gold Inc., ("Altair") a corporation organized pursuant to the laws of Canada and it's subsidiary, Mineral Recovery Systems, Inc. ("MRS"), and C. Patrick Costin ("Costin").

1. DEFINITIONS. For purpose of this Agreement, the following terms shall have the definitions specified in this Section 1:

     (a) "Cause" shall mean (i) action or inaction by Costin which causes MRS to incur substantial and material losses; and (ii) situations in which Costin, in connection with the business of MRS, engages in willful misconduct, fraudulent conduct, or felonious behavior or acts in a grossly negligent manner.

     (b)  "Common Stock" shall mean the common stock of Altair (no par value).

     (c) "MRS" shall mean Mineral Recovery Systems Inc., a Nevada corporation wholly owned by Altair International Gold Inc.

     (d) "Business Expenses" shall mean those costs and expenses enumerated in Exhibit A attached hereto and incorporated herein, and any other cost or expense which this Agreement characterizes as a Business Expense or requires Costin to pay or incur on behalf of MRS or Altair, and any other expenses paid or incurred in the course of employment for which executive level employees or corporate officers or directors in the State of Nevada are customarily reimbursed by their employer and/or corporation.

     (e) "Graphic Information" shall mean drawings, maps, plans, reports, or any other documents which contain data or information concerning the CCJ.

2. RECITALS. Acting as an independent contractor, Costin has provided consulting services to MRS on a non-exclusive basis and in a highly satisfactory manner. Such consulting services involved assistance in connection with evaluation and acquisition of the Campbell Centrifugal Jig and Trans Mar Inc. MRS wants Costin to continue providing the services, but in the capacity of an employee rather than an independent contractor. Costin is willing to do so, subject to the terms and provisions of this Agreement.

3. EMPLOYMENT. MRS agrees to employ Costin and Costin agrees to be so employed by MRS upon these terms and conditions hereinafter set forth.

4. TERM. Unless sooner terminated as hereinafter provided, this Agreement shall remain in full force from the effective date hereof until midnight (Pacific Standard Time) on December 31, 1997.

5. POSITIONS AND DUTIES. Costin will be employed by MRS in the capacity of Manager, Business Development and Operations. Subject to the terms and provisions of this Agreement, while serving in this capacity, Costin shall have such responsibilities, duties, obligations, rights, benefits and authority as may be specified in MRS's and Altair's corporate Bylaws. In addition, Costin shall have the rights, duties and authority specifically provided for in this agreement and specified by the President, chief executive officer and Board of Directors of MRS.


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Costin Shall devote a forty (40) hour business week in the performance of his employment duties.

Notwithstanding anything to the contrary in this agreement, Costin may have other business interests/activities in addition to those relating to MRS. MRS, by virtue of the employment agreement, does not share or participate in these other interests/activities or the proceeds derived there from. Such interests/activities may not be competitive with, or diminish in any direct sense, MRS activities.

6.   COMPENSATION.  Costin shall receive the following compensation:

     (a) Salary. A monthly salary paid by MRS of at least US $5,000 (before withholding for income tax), which shall be paid to him in one installment on or before the first business day of each calendar month. MRS's Board of Directors shall review Costin's monthly salary periodically, and may increase the same in its discretion.

     (b) Stock Option. An option to purchase 25,000 shares of Altair Stock. The option price will be established as of the date of issue.

     (c) Bonuses. Costin may be entitled to participate (in such manner and to such extent as may be determined by the board) in any bonuses that may be authorized and declared from time to time by the board.

7. CONFIDENTIAL DATA. During the term of this agreement and for one year following the expiration or termination hereof, Costin shall not disclose to any third party or use for his personal benefit any unpublished information specifically concerning Altair or MRS or their associated companies, their mining properties, their process technologies, or the companies or mining properties which are the subject of the services performed herein, which has been or will be disclosed to Costin or developed by Costin in the course of his employment with MRS or its associated companies, without the prior written consent of MRS. Nothing herein shall be interpreted or applied, however, to prevent Costin's use and benefit from the general expertise, knowledge and experience gained in the course of employment with MRS and its associated companies.

8. OTHER CAPACITIES. Subject to the provisions of Section 5 of this Agreement, upon full disclosure to MRS's Board of Directors, Costin shall be entitled to accept and hold positions as an officer and/or director of any other corporations, domestic or foreign.

9.   TERMINATION.  This agreement may be terminated:

     (a)  by the mutual consent of MRS and Costin;

     (b)  by MRS for Cause; or

     (c) at any time by Costin or MRS with ninety (90) days prior notice to the other party.

10. INDEMNIFICATION. MRS agrees to and hereby assumes all liability for and indemnifies, protects, saves, and holds Costin harmless from and against any and all losses, costs, expenses, attorneys' fees, claims, demands, liabilities, suits and actions of every kind and character which may be imposed on or incurred by Costin on account of, arising directly or indirectly from, or in any way connected with or related to Costin's activities as a manager or officer or member of the Boards of Directors of MRS and Altair.


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11.  NOTICES.  All notices, requests, statements, deliveries, reports, payments, consents, or other communications from or to a party to this Agreement which are required, permitted, or made necessary by the terms hereof shall be written.
All such communications shall be either delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to Costin:
          1850 Aquila Ave
          Reno, Nevada  89509

     If to MRS:
          Attn:  Mr. William P. Long
          1725 Sheridan Ave, STE 140
          Cody, WY  82414

     Either of the parties may change its respective address for notice from time to time by giving notice of such change to the other party in the manner specified in this Section 16. Communications sent by registered or certified mail shall be deemed to have been given and received on the date of receipt indicated on the return receipt therefor.

12. MODIFICATION. This agreement may not be extended, supplemented, modified, or otherwise altered except by written instrument executed by Costin and appropriate and authorized representatives of MRS.

13. ASSIGNMENT. Costin may not assign this agreement. MRS may assign this agreement to a parent or subsidiary company.

14. GOVERNING LAW AND SEVERABILITY. This agreement, its validity, interpretation and enforcement, shall be governed by the laws of the State of Wyoming, except those concerning conflicts of law. The individual provisions of this Agreement are severable. If any such individual provision is contrary to or in conflict with any requirement or principle of applicable statuary or common law, then that provision and the remainder of this Agreement shall be construed so as to give effect to the intent of the parties.

15. NO WAIVER. No waiver of any breach of or default in any of the terms and provisions of this Agreement shall be considered valid unless in writing, and no such waiver shall be deemed to constitute or be construed as a waiver of any subsequent breach or default of the same, similar, or dissimilar nature.

16. SOLE AGREEMENT. This Agreement and the exhibits incorporated herein contain and set forth the entire agreement between the parties with respect to the subject matter hereof, all previous agreements between the parties with respect to the subject matter hereof being expressly rescinded and replaced hereby.

17. INTERPRETATION. If necessary to give effect to the terms and provisions herein, references to the singular shall include the plural and references to the neuter gender shall include the masculine and/or the feminine genders. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the corporate Bylaws of MRS and/or Altair (as the same may be amended from time to time), the terms and provisions of this Agreement shall control in all respects.

18. CUMULATIVE REMEDIES. The remedies provided in this Agreement in the event that either party hereto fails to perform under the terms, provisions and conditions hereof are intended to be cumulative and non-exclusive. Use of any one or more remedies provided herein shall not preclude the use of any

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other remedies provided herein or any other remedies that may be available by statute or through applicable common law.

19. MULTIPLE COUNTERPARTS. This Agreement may be signed in any number of counterparts, all of which taken together shall constitute a fully-executed agreement.

20. JOINT AND SEVERAL OBLIGATIONS. MRS and Altair shall have joint and several liability for the obligations of MRS hereunder.

21. ATTORNEYS' FEES. In the event of any litigation between the parties regarding the interpretation or enforcement hereof, the court shall award reasonable attorneys' fees to the prevailing party.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

                                       Altair International Gold Company
                                       (a Canadian corporation)



                                       ------------------------------------
                                       (Vice President)

ATTEST:

-----------------------------------
                        , Secretary
------------------------

                                       Mineral Recovery Systems, Inc.
                                       (a Nevada corporation)



                                       ------------------------------------
                                       (President)

ATTEST:

-----------------------------------
                        , Secretary
------------------------


                                       ------------------------------------
                                       C. Patrick Costin

     OF                  )
                         ) SS.
     OF                  )

     The foregoing instrument was acknowledged before me this _______ day of _______________, 1994, by Wayne G. Beach as Vice President of Altair International Gold Company, a Canadian Corporation.

                                       Expires
                                               ----------------------------

                                       ------------------------------------
                                       Notary Public

(SEAL)


STATE of WYOMING         )
                         ) SS.
COUNTY OF PARK           )

     The foregoing instrument was acknowledged before me this ______ day of _______________, 1994, by William P. Long as President of Mineral Recovery Systems, Inc., a Nevada corporation.

                                       Expires
                                               ----------------------------

                                       ------------------------------------
                                       Notary Public

(SEAL)


STATE OF NEVADA          )
                         ) SS.
COUNTY OF WASHOE         )

     The foregoing instrument was acknowledged before me this ____ day of _________________, 1994, by C. Patrick Costin.

     WITNESS my hand and official seal.

                                       Expires ----------------------------


                                       ------------------------------------
                                       Notary Public

(SEAL)


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                                    EXHIBIT A

                                BUSINESS EXPENSES

Charges for:

          Secretarial services;

          Long-distance telephone expenses;

          Telecopying expenses;

          Photocopying and other reproduction expenses;

          Drafting costs;

          Postage costs, including Federal Express and other mailing expenses;

          Costs of office supplies and equipment;

          Business-related travel expenses, including transportation, meals and hotel accommodations; and

          Reasonable charges for the use of Costin's personal vehicles.